Exhibit (a)(1)(J)

FORM OF COMMUNICATION TO ELIGIBLE OPTIONHOLDERS

REJECTING THE ELECTION FORM UNDER THE EXCHANGE OFFER

Date:	[ ], 2009
To:	[ ]
From:	BNY Mellon Shareowner Services
Re:	Rejected Election Form Under the Fairchild Stock Option Exchange Offer

Unfortunately, we could not accept your Election Form under the Fairchild Stock Option Exchange Offer for the following reason(s):

The election form was received after the expiration deadline for the Exchange Offer. We cannot process your election.

The election form was not properly signed.

It is unclear what election was intended and/or you failed to make an election for each eligible stock option band.

If you wish to participate in the Exchange Offer and the Exchange Offer has not yet expired, please either:

•	Correct the defects noted above on the attached copy of your election form, initial your corrections and deliver it to BNY Mellon Shareowner Services at the address listed on the Election Form; or

•	Complete and submit your election online at https://www.corp-action.net/fairchildoptionexchange (you will need the PIN that was provided in the cover letter included in your Exchange Offer packet).

In either case, your election must be received before 11:59 p.m., Eastern Time, on Tuesday, July 7, 2009, (or such later date as may apply if the Exchange Offer is extended).

If we do not receive a properly completed and signed Election Form or an online election submission before the deadline noted above, all eligible stock options currently held by you will remain outstanding according to their existing terms.

If you have questions, please contact the BNY Mellon Shareowner Services Customer Service Center, available Monday through Friday from 8:00 a.m. to 12:00 a.m., Eastern Time at the numbers below:

1-866-223-7524 (from the United States or Canada)

1-201-680-6892 (collect, from outside the United States or Canada)